Exhibit 99.2

NORTHEAST UTILITIES AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
	For the Three Months Ended December 31,
(Thousands of Dollars, Except Share Information)	2013	2012

Operating Revenues	$1,777,729	$1,683,952

Operating Expenses:
Purchased Power, Fuel and Transmission	600,962	544,254
Operations and Maintenance	425,026	395,600
Depreciation	147,142	149,212
Amortization of Regulatory Assets, Net	27,653	4,910
Amortization of Rate Reduction Bonds	-	39,875
Energy Efficiency Programs	95,910	104,060
Taxes Other Than Income Taxes	120,384	114,648
Total Operating Expenses	1,417,077	1,352,559
Operating Income	360,652	331,393

Interest Expense:
Interest on Long-Term Debt	84,766	83,636
Other Interest	3,351	453
Interest Expense	88,117	84,089
Other Income, Net	8,239	4,838
Income Before Income Tax Expense	280,774	252,142
Income Tax Expense	101,498	75,547
Net Income	179,276	176,595
Net Income Attributable to Noncontrolling Interests	1,879	1,879
Net Income Attributable to Controlling Interest	$177,397	$174,716

Basic and Diluted Earnings Per Common Share	$0.56	$0.55

Weighted Average Common Shares Outstanding:
Basic	315,647,036	314,929,366
Diluted	316,637,990	315,914,389

The data contained in this report is preliminary and is unaudited.  This report is being submitted for the sole purpose of providing information to present shareholders about Northeast Utilities and Subsidiaries and is not a representation, prospectus or intended for use in connection with any purchase or sale of securities.

NORTHEAST UTILITIES AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	For the Years Ended December 31,
(Thousands of Dollars, Except Share Information)	2013	2012	2011

Operating Revenues	$7,301,204	$6,273,787	$4,465,657

Operating Expenses:
Purchased Power, Fuel and Transmission	2,482,954	2,084,364	1,657,914
Operations and Maintenance	1,514,986	1,583,070	1,095,358
Depreciation	610,777	519,010	302,192
Amortization of Regulatory Assets, Net	206,322	79,762	91,080
Amortization of Rate Reduction Bonds	42,581	142,019	69,912
Energy Efficiency Programs	401,919	313,149	131,415
Taxes Other Than Income Taxes	512,230	434,207	323,610
Total Operating Expenses	5,771,769	5,155,581	3,671,481
Operating Income	1,529,435	1,118,206	794,176

Interest Expense:
Interest on Long-Term Debt	340,970	316,987	231,630
Interest on Rate Reduction Bonds	422	6,168	8,611
Other Interest	(2,693)	6,790	10,184
Interest Expense	338,699	329,945	250,425
Other Income, Net	29,894	19,742	27,715
Income Before Income Tax Expense	1,220,630	808,003	571,466
Income Tax Expense	426,941	274,926	170,953
Net Income	793,689	533,077	400,513
Net Income Attributable to Noncontrolling Interests	7,682	7,132	5,820
Net Income Attributable to Controlling Interest	$786,007	$525,945	$394,693

Basic Earnings Per Common Share	$2.49	$1.90	$2.22

Diluted Earnings Per Common Share	$2.49	$1.89	$2.22

Weighted Average Common Shares Outstanding:
Basic	315,311,387	277,209,819	177,410,167
Diluted	316,211,160	277,993,631	177,804,568

The data contained in this report is preliminary and is unaudited. This report is being submitted for the sole purpose of providing information to present shareholders about Northeast Utilities and Subsidiaries and is not a representation, prospectus or intended for use in connection with any purchase or sale of securities.